EX. 99.28(m)(1)(iii)

Amendment to

JNL Investors Series Trust

Amended and Restated Distribution Plan

This Amendment is made by JNL Investors Series Trust, a Massachusetts business trust (the “Trust”) to its Distribution Plan (the “Plan”).

Whereas, the Plan was adopted on July 1, 2017, as amended, by the Trust on behalf of the funds listed on Schedule A to the Plan, in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended.

Whereas, the Board of Trustees of the Trust (the “Board”) approved the following new fund, effective August 13, 2018 (the “New Fund”):

JNL Securities Lending Collateral Fund

Whereas, pursuant to Board approval of the New Fund, the Trust has agreed to amend the Plan, effective August 13, 2018, to add the New Fund and its fees to Schedule A.

Now Therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Trust agrees to amend the Plan as follows:

1)	Schedule A to the Plan is hereby deleted and replaced in its entirety with Schedule A, dated August 13, 2018, attached hereto.

2)	Except as specifically amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

In Witness Whereof, the Trust has caused this Amendment to be executed and effective as of August 13, 2018.

JNL Investors Series Trust

By:	/s/ Kristen K. Leeman
Name:	Kristen K. Leeman
Title:	Assistant Secretary

Schedule A
Dated August 13, 2018

Fund	Class(es)	Maximum 12b-1 Fee[1]
JNL Government Money Market Fund	Institutional Class	None
JNL Securities Lending Collateral Fund	Institutional Class	None
JNL/PPM America Low Duration Bond Fund	Class A Class I	0.30% None

1 As a percentage of the average daily net assets attributable to the specified class of shares.

A-1